Exhibit 10.14

XCF GLOBAL CAPITAL, INC.

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum (“Addendum”) is made and entered into as of April 13, 2025, by and between XCF Global Capital, Inc. (together with its successors and assigns, the “Company”) and Gregory Surette (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties,” or each individually referred to as a “Party”), and serves as an amendment to the Employment Agreement dated February 14, 2025 by and between XCF Global Capital, Inc. and Gregory Surette (the “Agreement”).

RECITALS

WHEREAS, the Company and the Executive previously entered into the Agreement, setting forth the terms and conditions of the Executive’s employment;

WHEREAS, in connection with the consummation of the Business Combination Agreement (as defined in the Agreement), the Company has agreed to grant the Executive an additional 300,000 shares of common stock at closing of the Business Combination Agreement;

WHEREAS, the parties desire to amend the Agreement to reflect the terms of the additional equity compensation grant and establish a vesting schedule for such shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	EQUITY COMPENSATION

1.1	Grant of Additional Shares

The Executive shall be entitled to receive a grant of 300,000 shares of common stock (the "Additional Shares"). The shares of common stock will be delivered no earlier than one business day immediately following the closing of the transactions as contemplated by the Business Combination Agreement.

1.2	Vesting Schedule

The Additional Shares shall vest in equal monthly installments over a three-year period.

Each vesting tranche is contingent upon the Executive's continued employment with the Company through each applicable vesting date, except as provided in Section 1.3 (Acceleration of Vesting).

1.3	Acceleration of Vesting

The unvested portion of the Additional Shares shall immediately vest in full if:

•	The Executive's employment is terminated by the Company without Cause or

•	The Executive resigns for Good Reason (as defined in the Agreement), or

•	A Change of Control (as defined in the Agreement) occurs within the three-year vesting period.

1.4	Timing of Issuance

The Additional Shares shall be issued as restricted stock units (RSUs) or other equity awards, subject to the Company’s equity plan, and shall be settled upon vesting, in accordance with the applicable plan terms and any required approvals.

2.	NO OTHER CHANGES

Except as expressly modified by this Addendum, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	MISCELLANEOUS

3.1	Governing Law

This Addendum shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles.

3.2	Entire Agreement

This Addendum, together with the Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.

3.3	Counterparts

This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Addendum:

XCF GLOBAL CAPITAL, INC.

By:	/s/ Mihir Dange
Name: Mihir Dange
Title: CEO

EXECUTIVE:

/s/ Gregory Surette
Gregory Surette